Exhibit 10.47

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

GEORGETOWN UNIVERSITY

AND

TOKALAS, INC.

CONFIDENTIAL

GU Ref. No.

2006-041

2012-019

2014-012

LICENSE AGREEMENT

Schedules

A	PATENT RIGHTS

B	COMPANY’S DEVELOPMENT PLAN

C	MILESTONES

D	MILESTONE PAYMENTS

E	LOW AND MIDDLE INCOME COUNTRIES

i

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”), effective as of March 28, 2014 (“Effective Date”), is by and between Georgetown University, a nonprofit institution of higher education organized as a non-stock corporation under federal charter”, having its principal office at 37th & O Streets, NW, Washington, DC 20057 (“Georgetown”) and Tokalas, Inc., a for-profit company having its principal office at 1737 Grand Avenue, Del Mar, CA 92014 (“Company”).

ARTICLE 1. PREAMBLE

1.1

A valuable invention generally known as Targeting of EWS-FLI1 as Anti-Tumor Therapy (“Invention”), has been made by Georgetown faculty Jeffrey Toretsky, Milton Brown, Yali Kong and Aykut Uren (“Inventors”).

1.2

Subject to certain rights retained by the U.S. Government in inventions resulting from federally supported work, under Georgetown’s policy, Georgetown is owner by assignment of certain Patent Rights (as later defined herein) and has the right to grant licenses to the extent of its interest in such Patent Rights.

1.3

Georgetown is committed to the policy that ideas or creative works produced at Georgetown should be used for the greatest possible public benefit and believes that reasonable incentives should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest.

1.4	Georgetown desires to have the Patent Rights developed and commercialized to benefit the public and is willing to grant a license hereunder.

1.5

Georgetown adheres whenever possible to socially responsible licensing practices, which address unmet and underserved needs, such as those of neglected patient populations or specific geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

1.6

Company has represented to Georgetown to induce Georgetown to enter into this Agreement, that Company shall commit itself to a thorough, vigorous, and diligent program of exploiting the Patent Rights so that public utilization shall result therefrom.

1.7	Company desires to obtain and Georgetown desires to grant Company an exclusive license under the Patent Rights upon the terms and conditions hereinafter set forth.

ARTICLE 2. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings; defined terms may be used in the singular or in plural, as sense requires:

2.1

“Affiliate”: Any corporation or other business entity that controls Company, is controlled by Company, or is under common control with Company. “Controls,” “control” or “controlled” as used in this paragraph means direct or indirect ownership of at least fifty percent (50%) or more of the outstanding voting stock or other voting ownership interests of such corporation or other business entity, or the ability to direct (either directly or indirectly, through ownership of voting securities, by contract or otherwise) the decision-making authority of such corporation or other business entity.

2.2	“Business Day”: A day other than a Saturday, Sunday, federal holiday, holiday observed by Georgetown, or any day on which the Georgetown campus is closed.

2.3	“Back Patent Expenses” shall have the meaning set forth in Section 7.9.1.

2.4	“Claim Expiration Date”: the expiration of the last to expire of the claims of the Patent Rights covering the manufacture, use or sale of a Licensed Product in that country.

2.5

“Clinical Trial”: A human clinical trial of a Licensed Product that satisfies the requirement of 21 C.F.R § 312.21, or its foreign equivalent. A Clinical Trial shall be considered commenced at the time the Licensed Product is administered to the first subject.

2.6

“Combination Product”: Any product containing both a component that constitutes a Licensed Product and one or more other components that do not constitute Licensed Product and that is/are reasonably necessary for the function of such product and are sold together as a single product.

2.7

“Commercially Reasonable Efforts”: With respect to the commercialization of a product, efforts that are consistent with those utilized by companies of size and type similar to Company (or, if applicable, a Sublicensee), assuming such comparable company(ies) is a going concern, for products with similar commercial potential at a similar stage of development, taking into consideration their safety and efficacy, their cost to develop, the competitiveness of alternative products, the nature and extent of their market exclusivity, the likelihood of regulatory approval, their profitability, and all other relevant factors.

2.8	“Company”: Company shall be construed to mean “Tokalas”.

2.9

“Confidential Information”: Information (including without limitation documents, notes, drawings, models, designs, data, results, memoranda, tapes, records, software, formulae and algorithms, marketing data, business planning or financial information, in hard copy form or in electronic form) which is not generally available to the public and which is disclosed by a Party to the other Party in connection with this Agreement, including without limitation information that: (a) is related to and results from or arises out of use of the Invention, or the Patent Rights, or (b) is reasonably necessary for the practice of the Patent Rights or for the development or commercialization of Licensed Products, or (c) is related to and results from or arises out of this Agreement, the terms and conditions of this Agreement, and any reports associated with this Agreement, including Progress Reports and Royalty Reports.

2.10

“Cover”, “Covering”, or “Covered”: “Cover”, “Covering” or “Covered” means, with respect to Patent Rights, that, but for a license granted to a party under a claim included in such Patent Rights, the practice by such party of an Invention claimed in such Patent Rights would infringe such claim (or in the case of a patent application, would infringe a claim in such patent application if it were to issue as a patent).

2.11

“Development Plan”: means a written description of the current plan prepared and undertaken or to be undertaken by Company (as it may be updated from time to time in accordance with Section 5.1) to commercialize the Licensed Products, which is attached hereto as Schedule B .

2.12

“Developing Territory”: Countries within the Licensed Territory that are designated by The World Bank (www.worldbank.org) as Low-Income or Middle-Income Economies, attached hereto as Schedule E, as such list may change from time to time, or any subsequent list that may be mutually agreed to by Georgetown and Company.

2.13	“Diagnostic Field”: means, and is limited to, the practice of the Patent Rights for diagnostics, including without limitation, companion diagnostics.

2.14	“Effective Date”: The date of the last signature on the signature page.

2.15	“FDA”: The U.S. Food and Drug Administration, or any successor agency thereto.

2.16	“First Commercial Sale”: The initial Sale of a Licensed Product to a Third Party end user, following receipt of all applicable regulatory approvals.

2.17

“Infringe”, “Infringement” or any correlative term: Any infringement (whether direct, indirect, contributory or otherwise) of any claim (including without limitation under the doctrines of claim construction or differentiation, literal overlap or equivalents); or any misuse, misappropriation, or theft related to the Patent Rights.

2.18

“Initial Public Offering” means the effectiveness of a registration statement for first sale of Company’s common stock in a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended.

2.19	“Invention”: As defined in Section 1.1

2.20	“Licensed Fields”: Collectively, the Therapeutic Field, the Diagnostic Field, and the Research Tool Field.

2.21

“Licensed Product”: means (a) Any and all products or processes in the Licensed Fields, the making, use, offer for sale, sale, importation, or rendering of which, but for the license granted in this Agreement, would Infringe one or more claims of the Patent Rights in the country in which it is made, used, sold, offered for sale, imported, or rendered; or (b) any and all products in the Licensed Fields, the make, use, sale, or manufacture of which relies on a process(es) which, but for the license granted in this Agreement would Infringe one or more claims of the Patent Rights in the country in which it is made, used, sold, offered for sale, imported, or rendered. For the purposes hereof, a claim set forth in an application within the Patent Rights that has not been abandoned or finally rejected in a decision that is unappealable or unappealed within the time allowed for appeal shall be deemed a claim for the purposes of determining a Licensed Product. The invalidity of a particular claim in one or more countries shall not invalidate such claim in the remaining countries of the Licensed Territory.

2.22	“Licensed Territory”: Worldwide.

2.23

“Net Revenues”: The gross revenues received from combined Sales of Licensed Products, less the following: (a) commercially reasonable trade, quantity and cash discounts, chargebacks, credits and allowances actually allowed and taken; (b) sales or use taxes, excise taxes, customs duties, and other governmental charges; (c) amounts invoiced to the customer for outbound transportation, shipping, handling, and insurance; and (d) amounts actually allowed or credited on returns or rejections of Licensed Products or billing errors. In computing Net Revenues, no deductions from gross invoiced amounts and fees shall be made for commissions payable to individuals (whether they are with independent sales agencies or employed by Company) or for cost of collections. “Net Revenues” shall also include any recovery of compensatory or actual damages awarded to Company in an Infringement action, as set forth in Section 11.4.1. “Net Revenues” shall not include any consideration paid to cover the costs and expenses of research, including without limitation under a sponsored research agreement. Notwithstanding the above, the parties agree that the meaning of “Net Revenues” shall be modified in good faith as necessary to be consistent with the meaning of “Net Revenues” set forth in a contract between Company and a Sublicensee. Such a modification to the definition of Net Revenues will require Georgetown consent, which shall not be withheld unreasonably.

2.24

“Non-Commercial Use”: Use of Patent Rights for academic research and development, education, or other not-for-profit scholarly purposes which are undertaken at Georgetown or at a nonprofit or governmental institution that does not use the Patent Rights in the production or manufacture of products for sale. For the sake of added clarity, research sponsored by a non-profit organization or commercial entity at Georgetown, performed by Georgetown personnel, Clinical Trials and/or translational research studies performed by Georgetown personnel shall be considered Non-Commercial Use.

2.25	“Party”: Georgetown or Company; “Parties” means collectively Georgetown and Company.

2.26

“Patent Expenses”: All fees, charges, expenses, and costs incurred before and after the Effective Date in connection with the preparation, filing, prosecution, issuance, reissuance, reexamination, interference, enforcement, and/or maintenance of patents or patent applications relating to the Patent Rights, including without limitation all fees and charges of outside patent counsel. Patent Expenses shall be considered to be incurred when the fee, charge, expense, or cost is actually incurred (rather than when it is invoiced). For example, charges of outside patent counsel are considered to be incurred as of the date on which the professional services are rendered.

2.27

“Patent Rights”: a) U.S. and foreign patents and patent applications listed in Schedule A, as it may be amended from time to time by mutual agreement of the Parties; (b) all patents and patent applications related to clause (a), whether filed before or after the Effective Date, which claim priority under 35 U.S.C. § 119 or the benefit of the filing date under 35 U.S.C. § 120 or § 371 (but only to the extent of subject matter in a patent or patent application for which priority or benefit is claimed); (c) any substitution, divisional, continuation, and continuation-in-part (but only to the extent a claim in the continuation-in-part is directed to subject matter contained in a patent or patent application described in clause (a) or (b)); (d) any patent issuing from any patent or patent application described in clause (a), (b), or (c); (e) any reissue, renewal, reexamination, or extension of any patent or patent application described in clause (a), (b), (c), or (d); and (f) any foreign counterpart or equivalent of any patent or patent application described in clause (a), (b), (c), (d), or (e).

2.28

“Patent Validity Challenge”: Any action which challenges the validity or enforceability of, or otherwise opposes, any of the claims of the Patent Rights (including without limitation filing an action under the Declaratory Judgment Act, 28 U.S.C. § 2201(a)).

2.29

“Person”: means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

2.30

“Phase 1 Clinical Trial”: A Clinical Trial, regardless of the terminology used to identify it, that is intended to initially evaluate the safety and/or pharmacological effect of an investigational new drug in subjects, or that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(a), or its foreign equivalent, and is accepted as such by regulatory agencies.

2.31

“Phase 2 Clinical Trial”: A Clinical Trial, regardless of the terminology used to identify it, for which a primary endpoint is a preliminary determination of efficacy of an investigational new drug for a particular indication in patients with the disease and to determine the common short-term side effects and risks associated with the drug, or that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(b), or its foreign equivalent, and is accepted as such by regulatory agencies.

2.32

“Phase 3 Clinical Trial”: A Clinical Trial, regardless of the terminology used to identify it, that is performed after preliminary evidence suggesting effectiveness of the drug has been obtained and that is intended to gather confirmatory data supporting effectiveness and safety needed to evaluate the overall benefit-risk relationship of the drug, to provide an adequate basis for physician labeling, or that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(c), or its foreign equivalent, and is accepted as such by regulatory agencies.

2.33	“Research Tool”: Any product that is used for research purposes only and is not to be used in clinical trials for any treatment or diagnostic purposes involving human subjects or animals.

2.34	“Research Tool Field”: The use of Patent Rights for the development and commercialization of Research Tools in the Licensed Fields.

2.35

“Sale,” “Sell,” “Resell,” or any correlative term: The sale, transfer, or other disposition of a Licensed Product in return for any type of consideration. Licensed Products shall be considered sold when shipped.

2.36

“Sublicense”: Present, future, or contingent transfer of any license, right, option, first right to negotiate or other right granted under the Patent Rights licensed under this Agreement. Sublicense includes, without limitation, strategic partnerships, marketing collaborations, and distribution agreements.

2.37	“Sublicensee”: A Person (other than an Affiliate of a Company) which receives a Sublicense under Article 4.

2.38	“Sublicense Income”: As defined in Section 6.7.

2.39	“Term”: As defined in Section 12.1.

2.40	“Therapeutic Field”: means, and is limited to, the practice of the Patent Rights for any and all human therapeutic indications.

2.41	“Third Party”: Any Person other than Georgetown, or Company.

ARTICLE 3. GRANT OF LICENSE

3.1	Subject to the provisions of this Agreement, Georgetown hereby grants to Company, and Company hereby accepts:

3.1.1

An exclusive, royalty bearing, transferrable license, with the right to Sublicense under the Patent Rights to make, have made, use, Sell, offer to Sell, import, and export Licensed Products and otherwise practice those Patent Rights in any manner in the Licensed Territory within the Therapeutic Field and the Diagnostic Field during the Term; and

3.1.2

A non-exclusive, royalty bearing, sublicensable, license under the Patent Rights, to make, have made, use, Sell, offer to Sell, and import Licensed Products and otherwise practice those Patent Rights in any manner in the Licensed Territory, within the Research Tool Field during the Term.

3.2	The granting and exercise of the license set forth in this Agreement is subject to the following conditions:

3.2.1

The granting and exercise of the license set forth in this Agreement is subject to the terms and requirements of Georgetown’s “Georgetown University Intellectual Property Policy”, Public Law 96-517, Public Law 98-620, and Georgetown’s obligations under agreements with sponsors of research. Any right granted in this Agreement greater than that permitted under Public Law 96-517 or Public Law 98-620 shall be subject to modification as may be required to conform to the provisions of those statutes. The terms “Public Law 96-517” and “Public Law 98-620” include all amendments to those statutes.

3.2.2

Georgetown reserves for itself and for other non-profit research institutions and universities, the right for Non-Commercial Use to make, and use the subject matter described and claimed in Patent Rights, and to grant to others non-exclusive licenses to make and use, for Non-Commercial Use the subject matter described and claimed in Patent Rights.

3.2.3	The Parties acknowledge that Georgetown has granted non-exclusive licenses for the Research Tool Field to Third Parties before the Effective Date.

3.3

No additional rights: Nothing in this Agreement shall be construed to confer upon Company any rights by implication, estoppel, or otherwise, to any technology or patent rights of Georgetown or any other entity other than the Patent Rights, regardless of whether such technology or patent rights shall be dominant or subordinate to any Patent Rights.

3.4	Validity Challenges to the Patent Rights.

In no less than ten (10) Business Days, prior to taking or causing any Patent Validity Challenge, Company, Affiliate or Sublicensee shall notify in writing of such intent to Georgetown and may at its sole discretion first file a Request for Reexamination of the Patent Rights in the USPTO, and await a final determination of said Request for Reexamination by the tribunal of last resort having jurisdiction. In the event that (i) Company or any of its Affiliates brings a Patent Validity Challenge, or (ii) Company or any of its Affiliates assists another party in bringing a Patent Validity Challenge (except as required under a court order or subpoena), and (iii) Georgetown does not choose to exercise its rights to terminate this Agreement pursuant to Section 12.2.5, then the running royalties due hereunder with respect to Patent Rights being challenged shall be doubled (“Excess Royalty Payment”) for the remainder of the term of the Agreement.

ARTICLE 4. SUBLICENSES

4.1

Company may grant Sublicenses, which may be further sublicensed one time by the Sublicensee, to some or all of its rights under this Agreement, provided that there is no uncured material default or breach of this Agreement by the Company at the time of the grant, and the grant complies with the terms and conditions of this Article. Company shall be and remain responsible for the performance by each Sublicensee of the Company’s obligations under this Agreement. Any purported Sublicense entered into by Company in violation of the requirements of this Article 4 or another provision of this Agreement shall constitute a material breach of this Agreement, and shall be null and void and without effect.

4.2

Company shall provide Georgetown written notice as to the identity of any proposed Sublicensee and to Company’s knowledge whether the Sublicensee is involved in a legal proceeding against Georgetown. If the proposed Sublicensee is involved in a legal proceeding against Georgetown, Company shall not enter into any Sublicense without the prior written approval of Georgetown. Georgetown shall respond to Company’s notice regarding identity and legal proceeding against proposed Sublicensee within fifteen (15) business days. Company shall promptly provide to Georgetown a true and complete copy of each executed Sublicense and amendments thereto within thirty (30) days of the date of execution of such Sublicense and amendment. Any documents provided under this Section shall be subject to Article 8 (Confidentiality).

4.3

Georgetown and Company mutually agree on the importance of ensuring that Licensed Products are made available to people in all economic strata around the world. On a country-by country and case-by-case basis in countries in which there is at least one valid claim and where the Company has already made its First Commercial Sale of a Licensed Product in a Licensed Territory, Company shall take commercially reasonable measures to Sell and/or offer for Sale Licensed Product to public sector entities in Developing Territories, provided that in each case, such public sector entity has put into place adequate measures to ensure that the Licensed Product will only be used in the country in the Developing Territory which such public sector entity is located and will not be used to diagnose, test, analyze, review, or produce data, or be distributed outside to, directly or indirectly, any person or entity outside of the such country in the Developing Territory. Company or Sublicensee agrees that if it directly sells or distributes such Licensed Products into the Developing Territory then such Licensed Products will be sold at a price the profit margin for which shall be in accordance with the generally accepted accounting principles, commonly abbreviated as GAAP. Company or Sublicensee shall not be required to distribute to any Developing Territory if such distribution would violate any law, rule, regulation, treaty or order or to the extent that such Developing Territory materially restricts or prohibits the termination of any Sublicensee or distributor in such Developing Territory.

4.4

Company shall be responsible to ascertain, compute, audit, and collect all consideration that is payable by the Sublicensee and to enforce the performance by the Sublicensee of its obligations under the Sublicense. Each Sublicense granted by Company pursuant to this Agreement shall include an audit right by Georgetown of Sublicensee of the same scope as provided in Article 10.

4.5

Any Sublicense granted by Company shall provide for the termination of the Sublicense, or the conversion to a license directly between the Sublicensee and Georgetown, at the option of the Sublicensee, upon the termination of this Agreement under Article 12. This conversion is subject to Georgetown approval and contingent upon acceptance by the Sublicensee of the remaining provisions of this Agreement.

4.6

Company agrees to contractually obligate each Sublicensee to comply with all applicable terms of this Agreement and to include a requirement that the Sublicensee use its commercially reasonable efforts to bring the subject matter of the Sublicense into commercial use as quickly as is reasonably possible.

4.7

Each Sublicense granted by Company shall: (i) not contain any provision which would result in any loss, damage to, or diminution in the value or integrity of the Patent Rights or other rights licensed under this Agreement; and (ii) prohibit further sublicensing by Sublicensee without the prior written consent of Georgetown (which consent shall not be unreasonably withheld).

ARTICLE 5. DILIGENCE REQUIREMENTS

5.1

A true and complete copy of the initial Development Plan is attached hereto as Schedule B. The Company shall provide Georgetown a more detailed version of the Development Plan within six (6) months of Effective Date of this Agreement. From time to time, as research and development results from work under the Development Plan and/or the business environment dictates, the Company may modify the Development Plan. If and when the Company makes a change to the Development Plan that would materially affect the Milestones set forth in Schedule C, it will so notify Georgetown no less than thirty (30) days before any Milestone due date would be missed, and the Parties will amend this Agreement to the extent reasonably necessary to conform to any approved modifications of the Development Plan, including without limitation the Milestones set forth on Schedule C and the Milestone payments set forth on Schedule D. Such amendments shall be negotiated reasonably and in good faith by the Parties.

5.2

Upon request by Georgetown during the first two years following the Effective Date, Company’s representatives shall meet with representatives of Georgetown’s Office of Technology Commercialization either in person or via telephone calls or videoconferencing no less often than quarterly to advise on progress of the Development Plan.

5.3

Company shall use Commercially Reasonable Efforts to bring one or more Licensed Products into the commercial market as soon as practicable in accordance with the Development Plan, as it may be duly amended pursuant to Section 5.4, but in any case, the first Licensed Product for Therapeutic Field shall be commercially available by March 1, 2026 in accordance with the milestone set forth on Schedule C. For purpose of the foregoing sentence, the efforts of a Sublicensee (or of Sublicensee’s Affiliates) shall be considered the efforts of Company. After the First Commercial Sale, Company shall use commercially reasonable efforts to keep Licensed Products available to the public.

5.4

Subject to the cure period in Article 12.2.2, and Georgetown’s willingness to amend this Agreement, Company’s or Sublicensee’s failure to perform in accordance with Section 5.3 or to fulfill on a timely basis any one of the Milestones set forth on Schedule C hereof shall be grounds for Georgetown to terminate this Agreement and upon termination all rights and interest to Patent Rights shall revert to Georgetown.

ARTICLE 6. FINANCIAL PROVISIONS

The Parties acknowledge and agree that payment obligations set forth in this Article 6 were established for the convenience of the Parties after due consideration was given to alternative payment structures. These payment obligations have been agreed by the Parties to be the most appropriate and convenient means of valuing Company’s right to practice the Patent Rights under this Agreement and to receive the benefit of Georgetown entering into this Agreement. In consideration of the license and rights granted hereunder:

6.1

License Maintenance Fee. Company shall pay non-refundable license maintenance fees to Georgetown of $10,000 annually beginning on the anniversary of the Effective Date following the year in which the Back Patent Expenses are paid in full and $10,000 on every subsequent anniversary of the Effective Date during the Term, through and including the calendar year in which the First Commercial Sale occurs. The license maintenance fees are not creditable against any other fee, royalty, or payment. Notwithstanding the foregoing, in the event that a Sublicense is granted before the Back Patent Expenses are paid in full, Company shall pay any remainder of the Back Patent Expenses within thirty (30) days of the Sublicense and begin payments of said non-refundable annual License Maintenance Fees to Georgetown from the year such Sublicense occurs on the anniversary of the Effective Date of this Agreement.

6.2

Milestone Payments. Company shall pay to Georgetown the milestone payments as set forth on Schedule D within thirty (30) days from the date such Milestone was achieved (or within thirty (30) days of receipt of notice from a Sublicensee of achieving the Milestone). The milestone payments are not creditable against any other fee, royalty, or payment, except as provided for in Section 6.7.3. In the event that Company or Sublicensee Development Plan changes such that Company or a Sublicensee decides intentionally not to perform any milestone set forth on Schedule C, Company shall remain responsible for the Milestone Payment associated with such milestone as set forth on Schedule D and shall pay Georgetown the milestone payment at the time such milestone should have been achieved. Notwithstanding the above, if an investigational new drug fails for a therapeutic indication at any phase of development including any phase of Clinical Trial, Company shall not be responsible for any additional Milestone Payment with respect to such therapeutic indication. In addition, if no patent is finally granted in any jurisdiction in the Patent Rights such that the decision for such non-allowance of Patent Rights is unappealable or unappealed with the time allowed for appeal, Company shall not be responsible for any outstanding Milestone Payments under Schedule D.

6.3

Minimum Annual Royalty. Company shall pay Georgetown guaranteed minimum annual royalties of $15,000 per year, beginning with the calendar year following the First Commercial Sale. Company shall pay the minimum annual royalty due with respect to a calendar year by the next February 1 following that year. Minimum annual royalties for any year shall be creditable against Earned Royalty payable under Section 6.4 for that year.

6.4	Earned Royalties.

6.4.1	Sales of Licensed Products. Company shall pay to Georgetown the following royalties on Net Revenues (the “Earned Royalty) as follows:

a.

With respect to combined Sales of all Therapeutic, Diagnostic or Research Tool Licensed Product, the higher of either: [***] of Net Revenues received by Company for its Sales of Licensed Products or [***] of royalties received by Company from Sublicensee annually, if Sublicensee Sells Licensed Products.

b.

For the purpose of calculating royalties due hereunder, in the event that a Licensed Product is sold as a Combination Product during a particular calendar quarter, Net Revenues from Sales of such Combination Product shall be calculated by multiplying the net revenues of the Combination Product by the fraction ‘A/(A+B)’, where ‘A’ is the average per unit sales price for such calendar quarter of the Licensed Product sold separately in the country of sale, and ‘B’ is the average per unit sales price for such calendar quarter of the other product(s) sold separately in the country of sale. If no separate sales are made of the Licensed Product and/or the other product(s) in the country of sale, separate sale prices in commensurate countries may be used instead. In the event that no separate sales are made of the Licensed Product and/or the other product(s), for the purpose of determining royalty payments under this Agreement, Net Revenues from Sales of a Combination Product shall be calculated using a method agreed upon in good faith by the parties. In no event, shall the royalties payable to Georgetown on Licensed Product sold as Combination Product be less than royalties payable to Georgetown on Licensed Product sold as stand-alone.

6.5

Expiration of Royalties. Royalties under Section 6.4.1 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis commencing with the First Commercial Sale until the later of: (i) the expiration of the last to expire of the claims of the Patent Rights covering the manufacture, use or sale of a Licensed Product in that country (the “Claim Expiration Date”), or (ii) the date of expiration of any regulatory or marketing exclusivity of a Licensed Product.

6.5.1

Royalty if no patent: If a patent is not issued or all issued patents are finally determined by a court of competent jurisdiction to be invalid or unenforceable, and the Company and/or Sublicensee desire nevertheless to continue to commercialize the Licensed Products that incorporates or uses know-how covered in Invention and/or the Patent Rights, Company and/or Sublicensee shall pay to Georgetown a reduced royalty of [***] on annual Net Revenues for five (5) years after First Commercial Sale of Licensed Products or ten (10) years if such failure is due to interference unless the Parties agree otherwise. However, such royalty obligation shall terminate for every country once a competitor with a product that would have been protected by Patent Rights or incorporates or uses know-how covered in Invention and/or Patent Rights enters the market in the same therapeutic indication of such country.

6.6

Sales to Company Affiliates or Sublicensee. Company shall not be required to pay royalties on Sales of Licensed Products to a Company’s Affiliate or Sublicensee, if those Sales are for purposes of resale. However, if the Company Affiliate or Sublicensee is an end user of a Licensed Product, such Sales from Company to the Company Affiliate or Sublicensee shall be included in Net Revenues of the Licensed Product for the purpose of calculating royalties, at the weighted average selling price charged by Company or Company Affiliates to Third Parties for the Licensed Product during that same period and in the relevant country.

6.7	Sublicense Income.

6.7.1

“Sublicense Income” means consideration in any form receivable from a Sublicensee for use of Patent Rights or otherwise in consideration of its rights as a Sublicensee, including without limitation up-front fees, license signing fees, license maintenance fees, milestone payments, success fees, and any other consideration paid by or on behalf of the Sublicensee. “Sublicense Income” shall not include any payment or consideration received by Company from a Sublicensee in consideration for anything other than a Sublicense, including without limitation: any royalties based on Sales of Licensed Product by any Sublicensee; amounts paid for equity of Company by a Sublicensee (up to fair market value); loans or extensions of credit by a Sublicensee to Company; consideration for a license granted under technology other than the Patent Rights; or consideration designated to defray, reimburse, or fund expenses of research and development rendered by or to be performed in connection with the development of a Licensed Product.

6.7.2	As to each Sublicense granted by Company, Company shall pay Georgetown a [***] of Sublicense Income.

6.7.3	The amount of any Milestone Payment paid to Georgetown by Company pursuant to Section 6.2 may be credited to any Sublicense Income due to Georgetown if it is for the same milestone event.

6.7.4	Miscellaneous

a.	Any cash payment due to Georgetown under this Section 6.7 shall be paid within sixty (60) days of the end of each calendar quarter during which Sublicense Income is received.

b.

Georgetown shall have the option, in its sole discretion, to have any non-cash Sublicense Income (including, without limitation, securities) either: (1) paid in kind by Company transferring and delivering to Georgetown the required percentage of Sublicense Income within sixty (60) days of Company receiving the Sublicense Income; or (2) paid by the Company, if Company agrees, in the cash equivalent of the fair market value of the Sublicense Income. Sublicense Income shall be valued at the greatest of the fair market value determined as of: (1) the effective date of the Sublicense; or (2) the date of transfer of the securities to the Company.

c.

Notwithstanding Section 6.7.4 (b), if Company cannot transfer and deliver the Sublicense Income without violating an applicable law, regulation, or other legal requirement, or the terms of any agreement or other arrangement with a Third Party (including the Sublicensee), then Company shall transfer and deliver the share of the Sublicense Income to Georgetown as soon as the transfer is permitted. In that event, Sublicense Income shall be valued at the fair market value determined as of the date of payment by Company to Georgetown.

d.

As to any other form of Sublicense Income that cannot be valued as contemplated by this Section 6.7.4, the Parties shall negotiate in good faith to arrive at a mutually agreeable solution under which Georgetown shall receive its required share.

ARTICLE 7. PATENT PROSECUTION

7.1	As of the Effective Date, Georgetown has filed patent applications as set forth in Schedule A (Patent Rights).

7.2

Within thirty (30) days following the Effective Date (“Transfer Date”), Georgetown shall transfer to Company, and Company shall take, the responsibility for preparing, filing, prosecuting (including, without limitation, defense of the applications in an interference proceeding, reexamination, or litigation), and maintaining the Patent Rights in Georgetown’s name. Company will keep Georgetown fully informed, at Company’s expense, of all developments with respect to Patent Rights and shall provide to Georgetown copies of all official patent office actions within a week of Company’s receipt of same. With regard to the filing of any official patent-related documents, such as without limitation, office action responses, Company shall provide copies of such documents no fewer than three (3) weeks before the filing by Company of any such official papers. Company shall consider Georgetown’s comments and advice on all actions. Company shall not seek to narrow the scope of or irrevocably abandon a pending application or an issued patent without obtaining Georgetown’s consent. Company shall confer with Georgetown to develop a strategy for the filing, prosecution and maintenance of Patent Rights and shall consider all advice and guidance provided by Georgetown. If Georgetown disagrees with Company’s strategy, Georgetown may request the opinion of an independent patent counsel, and Company will permit said counsel to confer with Company’s patent counsel and shall take into consideration advice and comments of said counsel. Company and Georgetown shall equally split the legal cost of such independent opinion.

7.3

Prior to the Transfer Date: a) Georgetown shall provide the name and contact information of its designated patent prosecution representative to Company; and b) Company and Georgetown shall execute necessary documents for transfer of patent prosecution from Georgetown to Company.

7.4

Georgetown and Company have mutually identified patent counsel to be Ned Israelsen at Knobbe, Martens, Olson, and Bear, LLP. Company shall not subsequently change patent counsel without prior identification of a new patent counsel that is mutually agreeable to Georgetown and Company.

7.5

If Company determines not to file, prosecute, or maintain, or to abandon or donate to the public, any patent application or patent included in the Patent Rights in the Licensed Territory, or not to pursue any available patent extension with respect to any such patent, Company shall provide Georgetown forty-five (45) days written notice of such determination and provide Georgetown any necessary assistance to take over the applicable filing, prosecution, maintenance, or pursuit of extension with respect to the relevant patent application or patent in the name of Georgetown. Company will cooperate fully with

Georgetown to effect the transfer of responsibility for said patents or patent applications prosecution or maintenance to Georgetown’s patent counsel. Company will remain responsible for patent expenses during the forty-five (45) day period. With respect to any such patents or patent applications, once the transfer is effected, Company will no longer have any rights to said patents or patent applications.

7.6

Company shall comply with the requirement to include within the specification of any new patent application and any patent issuing thereon within the scope of Patent Rights, a statement specifying that the invention was made with Government support and that the Government has certain rights in the invention.

7.7

Company shall be liable for any loss, as a whole or in part, of the Patent Rights, including, without limitation, if the loss results from acts or omissions of outside patent counsel. In such event, Georgetown shall be free to pursue and all legal remedies.

7.8

If Company fails to comply with the obligations under this Article, or is grossly negligent in its prosecution or maintenance of the protection of the Patent Rights in the United States and in foreign countries, Georgetown shall be free to take over the rights granted to the Company in this Article 7.2 and to file or continue prosecution or maintain any applications, and to maintain any protection issuing thereon in the United States and in any foreign country. Company shall be responsible for all the patent expenses incurred by Georgetown thereon for the Term of the Agreement.

7.9	Patent Expenses.

7.9.1

Patent Expenses Incurred Prior to the Effective Date. Company shall pay Georgetown all documented patent expenses incurred prior to the Effective date (“Back Patent Expenses”) except those incurred with regard to the issuance of the European patent for the peptides and currently abandoned, under the following schedule: (i) Ten thousand dollars ($10,000) on the first anniversary of the Effective Date; and(ii) Ten thousand dollars ($10,000) on every anniversary of the Effective Date thereafter until Back Patent Expenses are reimbursed in full to Georgetown.

Notwithstanding the foregoing, if a Sublicense is executed before the Company has reimbursed Georgetown Back Patent Expenses, 100% of the unreimbursed Back Patent Expenses shall become payable to Georgetown by Company within thirty (30) days of the effective date of a Sublicense agreement.

7.9.2

Patent Expenses Incurred from the Effective Date Forward (“Future Patent Expenses”). For all Future Patent Expenses, Company shall instruct its patent counsel to send invoices directly to Company with copies to Georgetown and Company shall pay each undisputed invoice in full to the patent counsel. Georgetown is not responsible for any patent costs incurred by Company. Subject to Section 7.8, Georgetown may takeover Patent Expenses and prosecution of the Patent Rights. In such case, if undisputed outstanding expenses are not paid within sixty (60) days from notification by Georgetown that Company is out of compliance with Patent Expense payments, Georgetown may terminate this Agreement. For the sake of clarity, it should be noted that this is an exception to the Failure to Pay Section 12.2.1.

7.9.3	The amount of Back Patent Expenses on the day before the Effective Date is $97,091.80.

ARTICLE 8. CONFIDENTIALITY

8.1

Confidential Information: All Confidential Information disclosed by one Party to the other Party hereunder including this Agreement, the terms and conditions of the Agreement, Progress Reports, and Royalty Reports, shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose without the prior written consent of the disclosing Party for a period of two (2) years from the termination or expiration of this Agreement or five (5) years from the date of disclosure of such Confidential Information, whichever is longer, except to the extent that such Confidential Information is:

8.1.1	now in the public domain or subsequently enters into the public domain through no fault of the receiving Party;

8.1.2	known by the receiving Party at the time of its receipt and not through a prior disclosure by the disclosing Party as documented by the receiving Party’s written records;

8.1.3	developed by or for the receiving Party independently of Confidential Information received from the disclosing Party as documented by the receiving Party’s written records;

8.1.4	subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

8.1.5

disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Licensed Products, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations; and/or deemed necessary by Company to be disclosed to Sublicensees, agents, consultants, and/or other third parties for the development and/or commercialization of Licensed Products and/or in connection with a licensing transaction and/or a permitted assignment under this Agreement, and/or loan, financing, or investment and/or acquisition, merger, consolidation, or similar transaction (or for such entities to determine their interest in performing such activities) in each case on the condition that any third parties to whom such disclosures are made agree to be bound by written confidentiality and non-use obligations contained in this Agreement.

8.2

If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 8 (Confidentiality), such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions hereof, and the disclosing Party, pursuant to law or court order, shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

8.3

Legal and Business Disclosures Either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including without limitation the rules and regulations promulgated by the SEC. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 8.3, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. The Company may disclose the financial and business terms of this Agreement to current or potential investors or acquirers of all or substantially all assets covered by this Agreement so long as the information is marked “Confidential” or “Proprietary” upon disclosure. The Company agrees not to disclose Confidential Information related to Patent Rights unless recipient is under confidentiality such that the recipient may not disclose such Confidential Information. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 8.3, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms as may be reasonably requested by the other Party. Each Party shall follow the notification requirements as stated in Section 8.2.

ARTICLE 9. REPORTING

9.1

Progress Report. Company shall provide true and accurate semi-annual written reports for the first three (3) years after the Effective Date, and annual written reports thereafter, to Georgetown on progress of Development Plan. The reports shall describe progress on research and development, regulatory approvals, manufacturing, Sublicensing, marketing, and Sales, if applicable, during the most recent six (6) or twelve (12)-month period ending June 30 and December 31 and plans for the forthcoming year (“Progress Report”). The reports shall be due within thirty (30) days following the expiration of each reporting period. Any information or reports provided under this Section shall be Company’s Confidential Information subject to Article 8 (Confidentiality).

9.2

Company shall report to Georgetown the date of First Commercial Sale of Licensed Product in the United States of America, Japan, and Europe within thirty (30) days of occurrence (or within thirty (30) days of receipt of notice from a Sublicensee of First Commercial Sale).

9.3	Royalty Report.

9.3.1

No later than sixty (60) days after each calendar half year ending June 30 and no later than ninety (90) days after each calendar half year ending December 31, Company shall provide Georgetown with a written report, certified as correct by an officer of Company, setting forth for such half year at least the following information (“Royalty Report”):

a.	the number of Licensed Products sold by Company, and Sublicensees;

b.	invoiced amounts for such Licensed Products;

c.	deductions applied to determine the Net Revenues thereof;

d.	the amount of Sublicense Income received by Company;

e.	a detailed listing of all deductions from royalties; and

f.	the amount of royalty due thereon, or, if no royalties are due to Georgetown for such reporting period, the statement that no royalties are due.

9.3.2	Upon reasonable request by Georgetown, Company shall provide to Georgetown within thirty (30) days of such request, Royalty Report that will have aforesaid information on a country by country basis.

9.3.3	Company shall pay Georgetown with each such Royalty Report the amount of royalty due for such half year.

9.3.4

All payments due hereunder shall be deemed received when funds are wired and credited to Georgetown’s bank account and when received by Georgetown. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States on the last working day of each royalty period (as reported in The New York Times or The Wall Street Journal). No transfer, exchange, collection, or other charges shall be deducted from such payments.

9.3.5	All Royalty Reports shall be maintained in confidence by Georgetown except as required by law; however, Georgetown may include in its internal reports annual amounts of royalties paid.

9.3.6	Late payments shall be subject to a charge of one-and-one-half percent (1.5%) per month, or two-hundred-and-fifty dollars ($250) per month, whichever is greater.

9.3.7	In the event of a Liquidation Event or change of corporate name, Company shall notify Georgetown in writing within thirty (30) days of such event and the Parties shall duly amend this Agreement.

9.3.8

In the event Company cannot, after good faith negotiation with Sublicensee, enter into a Sublicense that provides for semi-annual royalty payment and royalty reporting requirement pursuant to Sections 9.3.1 and 9.3.2 (but in any event Company will not agree to a Sublicense that provides for royalty payments and reporting requirements on a less frequently than annual basis), Company shall notify Georgetown in writing and the Parties will amend the Agreement to require Royalty reports and make royalty payments annually from the date of such notification.

ARTICLE 10. RECORD KEEPING

10.1

Company shall maintain and shall require its Affiliates and Sublicensees to maintain accurate records (together with supporting documentation) of Licensed Products made, used, or sold under this Agreement, appropriate to determine the amount of royalties due to Georgetown hereunder (“Accounting Records”).

10.2

Upon written notification of at least thirty (30) days but not more than once per twelve month period, Accounting Records shall be made available during normal business hours for examination by an auditor selected by Georgetown (“Auditor”), who has entered into a confidentiality agreement with Company or a Sublicensee, for the sole purpose of verifying reports and payments due hereunder. In conducting examinations pursuant to this Article 10 (Record Keeping), Auditor shall have access to all records that Georgetown reasonably believes relevant to the calculation of royalties due under Article 6 (Financial Provisions).

10.3

During the term of this Agreement and for five (5) years after its expiration or termination, Company and Sublicensee shall keep complete, true, and accurate records containing all the particulars that may be necessary to determine royalties payable to Georgetown under this Agreement. The records shall be subject to inspection during regular business hours upon reasonable advance written notice to Company by an independent auditor appointed by Georgetown for this purpose and reasonably acceptable to Company. Auditor shall report to Georgetown only the amount of royalties, fees, or other payable under this Agreement.

10.4	Auditor shall not disclose to Georgetown any information other than information relating to the accuracy of Accounting Records and payments made hereunder.

10.5

Such examination by Auditor shall be at Georgetown’s expense, provided, however, that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12)-month period, then Company or the Sublicensee shall pay the cost of such examination as well as any additional sum that would have been payable to Georgetown had the Company or Sublicensee reported correctly, plus interest on said sum at the rate of one-and-one-half per cent (1.5%) per month. Georgetown will use reasonable efforts to conduct the audit and notify the Company of any underpayment within ninety days from the start of the audit. In the event Georgetown takes longer than 90 days to notify Company of any underpayment, any interest owed for the time period between ninety days and date of notification will be forfeited by Georgetown.

ARTICLE 11. PATENT INFRINGEMENT

11.1

Notification. Each Party shall promptly notify the other if it has knowledge of or reasonable grounds to suspect any Infringement, and shall promptly provide any available evidence of that Infringement to the other Party.

11.2

Right to Sue Infringers. So long as Company remains the exclusive licensee of the Patent Rights in the Licensed Field in the Licensed Territory and is not in default hereunder, to the extent permitted by law, Company shall have the first right, but not the obligation, to bring suit for any Infringement in its own name, at its own expense, and on its own behalf.

11.2.1

If a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights is brought against Company or raised by way of counterclaim or affirmative defense in an Infringement suit brought by Company under Section 11.2.1, Georgetown shall have the first right, but not the obligation, to defend the suit in its own name, at its own expense, and on its own behalf.

11.3

Expenses. In any action under Section 11.2.1, Company shall be responsible for all expenses related thereto, including without limitation costs, fees, expert witness fees, attorney fees, and disbursements, including without limitation all expenses incurred by Georgetown.

11.4	Recoveries.

11.4.1

Any recovery by Company of compensatory or actual damages (including, without limitation, damages awarded to compensate for lost profits or lost sales due to Infringing sales, price erosion due to Infringing sales, diminution of value of Licensed Products, or lost sales of unpatented related products) shall be applied as follows: (i) each Party shall first be reimbursed for any expenses incurred in the action (including attorney’s fees and the amount of any royalty or other payments withheld from Georgetown as described in Section 11.3) (“Litigation Expenses”); (ii) any remaining compensatory or actual damages following the deduction of Litigation Expenses, shall be awarded to the Company subject to payment of royalties thereon to GEORGETOWN pursuant to Sections 2.23 and 6.4.

11.4.2

Any recovery by Company of punitive, special, incidental, consequential, indirect, or other non-compensatory damages (including without limitation treble damages for willful infringement under §284 of the Patent Act, or attorney’s fees under §285 thereof) shall be deemed to reflect non-earned royalty income, and shall be distributed as follows:

a.

First, in shares to Company and Georgetown in an amount necessary: (1) to reimburse Company for Litigation Expenses which were not credited against royalties under Section 11.3; and (2) to reimburse Georgetown for Litigation Expenses which were credited against royalties under Section 11.3; and

b.	Second, Company shall pay Georgetown fifteen percent (15%) of the net recovery after payment of expenses in 11.4.2. a.

11.4.3	In the event, the Parties agree to settle the Infringement suit, the settlement amount shall be distributed pursuant to Section 11.4.2.

11.5	Georgetown’s Rights to Sue or Intervene.

11.5.1

If Company fails to bring suit under Section 11.2 by twenty (20) days prior to any required filing deadline (but not later than two (2) months after receiving notice or otherwise having knowledge of Infringement), Georgetown shall have the right, but not the obligation, to take any action it deems appropriate, including without limitation, initiating a suit or granting a license to the alleged infringer. If Company fails to timely notify Georgetown of its intent to respond in opposition to a legal action under Section 11.2 within ten (10) days after Company’s receipt of notice of the filing of the action, or if Company notifies Georgetown that it does not intend to oppose the action, Georgetown shall have the right, but not the obligation, to respond to the action at its own expense. In addition, Georgetown shall have a continuing right to intervene in any action described in Section 11.2.1.

11.5.2

Declaratory Judgment Actions. In the event that a Patent Validity Challenge is brought against Georgetown or Company by a Third Party, the Company, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If Company does not exercise this right after ten (10) days from receipt of any filing or complaint, Georgetown may take over the sole defense of the action at Georgetown’s sole expense. If Company assumes such defense, it shall diligently oppose such Patent Validity Challenge and cooperate with Georgetown in such defense.

11.5.3

Notwithstanding anything in this Agreement to the contrary, if Georgetown files suit, responds to a legal action, or otherwise intervenes pursuant to Section 11.5.1, Georgetown shall be responsible for its own expenses, including litigation expenses, and shall be entitled to all recoveries which it obtains for itself in connection therewith.

11.5.4

Notwithstanding anything in this Agreement to the contrary, if Georgetown files suit, responds to a legal action, or otherwise intervenes pursuant to Section 11.5.1, Georgetown shall be entitled to settle any action on terms to be established by Georgetown in its sole discretion. Georgetown may settle the action by, among other things, granting a license to the alleged infringer in the event that such license is deemed necessary in the opinion of Georgetown to settle and obtain a release from or covenant to not to sue or bring an action with respect to any claim related to the invalidity or interference of the Patent Rights. In that event, Georgetown shall be entitled to convert the license granted to Company hereunder from an exclusive license to either a non-exclusive or co-exclusive license.

11.6	Conduct of Suit.

11.6.1

Company shall diligently pursue any suit or action under Section 11.2 that was undertaken by Company. Company shall keep Georgetown reasonably apprised of all developments, and shall seek Georgetown’s input and approval on any substantive submissions or positions taken regarding the scope, validity, and enforceability of the Patent Rights.

11.6.2

Company shall not prosecute, defend, or otherwise compromise any suit in a manner that materially adversely affects Georgetown’s interests. Company shall not enter into any settlement, consent judgment, agreement (including without limitation any grant of a Sublicense to the alleged infringer), or other voluntary final disposition of any suit without Georgetown’s prior written consent, which consent shall not be unreasonably withheld.

11.6.3	Each Party shall provide prompt access to all necessary documents and shall render reasonable assistance in response to requests by the other Party related to any suit under this Article 11.

11.6.4

Any Party which commences a suit and then wants to abandon it shall give at least thirty (30) days notice to the other Party. The other Party may continue prosecution of the suit, in which event the Parties shall negotiate in good faith regarding the sharing of expenses and any recovery in the suit.

11.6.5

Neither Party shall be liable for any losses incurred as a result of an action for Infringement brought against the other Party as a result of the other Party’s actions or omissions, including without limitation its exercise of any right granted under this Agreement.

11.6.6	No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior consent of Georgetown, which consent shall not be unreasonably withheld.

ARTICLE 12. TERM AND TERMINATION

12.1

Term and Expiration. This Agreement shall commence as of the Effective Date. Unless earlier terminated in accordance with this Article, this Agreement shall expire on a country-by-country basis until the later of: (a) Claim Expiration Date including Patent Extensions; or (b) the date of expiration of any regulatory or market exclusivity of a Licensed Product; or (c) in the absence of issued claims, five (5) years after the First Commercial Sale of a Licensed Product for each Licensed Field in that country or ten (10) years if absence of issued claims is due to an interference and the Licensed Product continues to be sold (the “Term”).

12.2	Termination by Georgetown.

12.2.1

Failure to Pay. In the event of a failure by Company to pay Georgetown any material sum, (which is any amount over five thousand dollars ($5,000)) due and payable under this Agreement and such sum is not in dispute, Georgetown may terminate this Agreement and the license(s) granted under this Agreement, if the failure is not cured within thirty (30) days of receiving written notice thereof from Georgetown, except as provided in 7.9.2.

12.2.2

Other Failure to Perform. In the event of any undisputed material breach or default of this Agreement (other than those covered by another subsection of this Article 12.2) and subject to Article 5.4 with regard to the Development Plan, Georgetown may terminate this Agreement and the license(s) granted under this Agreement, if the failure is not cured within sixty (60) days of written notice thereof. However, if that failure cannot be cured by the exercise of due diligence within sixty (60) days, then the time for cure shall be extended for additional thirty (30) day periods upon written requests by Company as reasonably necessary to effect the cure (such total extension not to exceed ninety (90) days), provided that Company promptly commences to cure within said period and at all times thereafter proceeds diligently to cure the failure.

12.2.3

Bankruptcy. Georgetown may terminate this Agreement and the license granted under this Agreement upon Company’s making of an assignment for the benefit of creditors or being adjudicated bankrupt; or the placing of all or substantially all of Company’s assets in the control of a receiver or trustee for the benefit of creditors and the receivership or trusteeship continues for a period of ninety (90) days; or Company’s instituting proceedings under the federal bankruptcy laws relating to insolvency of debtors, wherein Company seeks to be adjudicated bankrupt or to be discharged of its debts, or to affect a plan of liquidation or reorganization; or the instituting by others of those proceedings against Company, and Company consents thereto or acquiesces therein by pleading or default, or those proceedings are not contested and discharged within ninety (90) days. (The foregoing events are collectively referred to as “Bankruptcy”).

12.2.4

Underreporting or Underpayment. Georgetown may terminate this Agreement if an examination by Accountant pursuant to Article 10 (Record Keeping) shows an underreporting or underpayment by Company in excess of ten percent (10%) for any twelve (12)-month period and the Company fails to make the payment stated in Section 10.5 within thirty (30) days of notification from Georgetown to Company of such underreporting or underpayment provided no such amount is in dispute. Should the company dispute such amount, the Parties shall try to settle such conflict pursuant to Section 14.10 on Dispute Resolution.

12.2.5

Termination for Patent Validity Challenge. Georgetown shall have the right to terminate this Agreement by written notice to Company in the event of a Patent Validity Challenge by Company or Sublicensee.

12.3

Termination by Company. Company may terminate this Agreement as to one or more countries, upon ninety (90) days advance written notice of termination specifying the country(ies), and shall pay to Georgetown all payments due through the effective date of the termination with respect to those country(ies), including without limitation royalties, fees, and Patent Expenses. If the ninety (90) days encompasses a patent prosecution or maintenance deadline, Georgetown shall be relieved of its obligations under Article 7 with respect to meeting that deadline. In the event Company terminates this Agreement as to all Licensed Territories, for the reason other than non-performance of Patent Rights and/or

Licensed Technology, Company shall pay to Georgetown a termination fee of thirty thousand dollars ($30,000).

12.4

Mutual Termination. Georgetown and Company can mutually agree in writing to terminate the Agreement. Such mutual termination shall not inaffect the surviving responsibilities of the Party except as may be specified in such mutual termination agreement.

12.5

Survival. Expiration or termination of this Agreement does not relieve either Party of any obligation which arises before expiration or termination, including without limitation obligations for payment and reporting. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect, including without any limitations the following: Article 6 (Financial Provisions), Article 10 (Record Keeping); Section 12.7.4 (Disposition of Licensed Products on Hand), Article 8 (Confidentiality); Article 13 (Representations & Disclaimer of Warranties); and Article 14 (General).

12.6	Upon expiration or termination of this Agreement in whole or in part for any reason:

12.6.1

Upon the expiration, or termination by Company for Georgetown’s breach, of this Agreement, the licenses granted to Company in Section 3.1 shall survive to the extent required for the Parties to fulfill their obligations and realize their rights under this Agreement;

12.6.2

Upon termination by Georgetown for Company’s breach, the licenses granted to Company in Section 3.1 shall terminate, and Company shall not thereafter have any license or other rights to the Patent Rights subject to other provisions of this Section 12;

12.6.3

Ninety (90) days after the effective date of expiration or termination, Company shall submit a final Royalty Report and pay to Georgetown all amounts due under this Agreement, including without limitation royalties, fees, and Patent Expenses;

12.6.4

Subject to Article 7. Patent Prosecution, Company shall be obligated to pay Patent Expenses incurred during the period following the effective date of termination or expiration: (a) sixty (60) days in the event of expiration or termination by Georgetown pursuant to Section 12.2; or (b) ninety (90) days in the event of a termination by the Company pursuant to Section 12.3; provided, however, that Georgetown shall use reasonable efforts to minimize the Patent Expenses incurred during the applicable period;

12.6.5	Company shall not thereafter grant to any Third Party any rights in the Patent Rights;

12.6.6

Subject to Sections 12.7.4 and 12.7.5, Company shall immediately either deliver to Georgetown, or destroy and certify to Georgetown in writing the destruction of all products included within the Patent Rights. Notwithstanding the foregoing, should any such materials be the information that Company cannot destroy due to any regulatory requirements, Company shall maintain and treat such information confidential pursuant to Article 8 (Confidentiality) and shall provide Georgetown a copy of the same for its record.

12.7	Upon Termination:

12.7.1

In the event of termination of this Agreement, as opposed to expiration, and except in the instance termination is due to Georgetown’s breach of this Agreement, Georgetown shall have a worldwide, royalty-free, sublicensable, perpetual license to use (1) the results of any product or process development, clinical trial and manufacturing development conducted or sponsored by Company used in or necessary for the use of or manufacture of any Licensed Product, and related documents and materials associated with such results, and (ii) the information contained in any regulatory filings and related documents and materials associated with submissions for regulatory approvals relevant to any Licensed Product as of the date of termination, in each case to the extent Company has the right to grant such a license. Company shall provide Georgetown with full access to the foregoing. In the event such termination occurs due to Non-Performance of Invention or Patent Rights, Georgetown may negotiate a royalty-bearing license with the Company to use the foregoing. The royalties paid by Georgetown to Company under such a license shall not exceed $250,000 for the term of such license. Non-Performance of Invention or Patent Rights shall mean failure to meet primary or secondary clinical end points established in any Clinical Trial.

12.7.2

In the event of termination of this Agreement, as opposed to expiration, Georgetown shall have the right to negotiate a royalty-bearing exclusive or non-exclusive sublicensable worldwide, license to make, have made, use, sell, offer for dale, have sold, import, export, commercialize and market intellectual property in the Licensed Field owned solely by Company or owned jointly by Company and Georgetown. The financial terms of said license shall be commercially reasonable and negotiated in good faith between the Parties. If the Parties are unable to arrive at mutually satisfactory terms and conditions within one year of the date of the disclosure notice, either Party may elect to submit the agreement to a binding determination by a Third Party, mutually acceptable, expert in licensing and royalty rate in the pharmaceutical/biotech industry within sixty (60) days thereafter. In making its decision, the Third Party expert shall determine the financial terms and conditions that would be contained in a commercially reasonable license agreement between two independent arm’s length parties.

12.7.3

Georgetown shall have the right to negotiate a royalty-free exclusive or non-exclusive, sublicensable, worldwide, perpetual license to use any and all trademarks, service marks, and trade names owned solely by Company associated solely with License Products, unless the Licensed Product is approved by a regulatory agency and the Licensed Product is being sold, in which case Georgetown will negotiate a royalty-bearing license. The financial terms of said license shall be commercially reasonable and negotiated in good faith between the Parties. If the Parties are unable to arrive at mutually satisfactory terms and conditions within one year of the date of the disclosure notice, either Party may elect to submit the agreement to a binding determination by a Third Party mutually acceptable expert in licensing and royalty rate in the pharmaceutical/biotech industry within sixty (60) days thereafter. In making its decision, the Third Party expert shall determine the financial terms and conditions that would be contained in a commercially reasonable license agreement between two independent arm’s length parties.

12.7.4

Notwithstanding any provision of this Article 12 to the contrary, Company and Sublicensee may Sell Licensed Product in inventory at the time of the termination of this Agreement for any reason, and may complete Licensed Product in the process of manufacture at such time and sell the same, provided that the sale of such Licensed Product by Company or Sublicensee shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreements;

12.7.5

If Company chooses not to sell Products in its inventory at the time of termination, Company shall immediately either deliver to Georgetown, or destroy and certify to Georgetown in writing the destruction of all products or other materials included within the Patent Rights;

12.7.6

Upon expiration or termination, each Party shall execute and deliver any agreements, instruments, and documents as are reasonably necessary or appropriate to carry out the terms and conditions of this Agreement, including without limitation in connection with prosecuting any patent application(s) or otherwise obtaining Patent Rights.

ARTICLE 13. REPRESENTATIONS & DISCLAIMER OF WARRANTIES

13.1	Representations by Company.

13.1.1

Company is validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business, to own or use the assets that it purports to own or use and to perform all of its obligations under this Agreement.

13.1.2

To Company’s actual knowledge, all information provided by Company to Georgetown in connection with this Agreement or the discussions or subject matter relating to this Agreement, including information relating to Company and its officers, directors (or equivalent), employees, donors, supporters, stockholders (as applicable) and other stakeholders, affiliates, representatives and agents (the “Company Information”), is true, complete and correct. No Company Information contains an untrue statement or omits to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, misleading.

13.1.3

This Agreement constitutes or will constitute the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms. Company and the signatories to this Agreement are fully authorized and have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform Company’s obligations under this Agreement.

13.1.4

Neither the execution and delivery of this Agreement nor the performance of Company’s obligations under this Agreement will contravene, conflict with or result in a violation of (i) any provision of the organizational or governing documents of Company, (ii) to the Company’s actual knowledge, any applicable law or (iii) any material agreement or obligation of Company in a manner that might adversely impact Company’s right, power, authority, capacity or ability to perform Company’s obligations under this Agreement.

13.2	Representations by Georgetown.

13.2.1

Georgetown has the authority to enter into this Agreement. Georgetown does not warrant the validity of the Patent Rights licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed Patent Rights or that such Patent Rights may be exploited by Company or Sublicensee without infringing other patents.

13.2.2

GEORGETOWN EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS, OR INFORMATION SUPPLIED BY GEORGETOWN OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

13.2.3

Georgetown is validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business, to own or use the assets that it purports to own or use and to perform all of its obligations under this Agreement.

13.2.4

This Agreement constitutes or will constitute the legal, valid and binding obligation of Georgetown, enforceable against Georgetown in accordance with its terms except where enforceability is limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors’ rights and remedies generally, (B) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith and (C) the discretion of courts of competent jurisdiction in granting equitable remedies including the remedies of specific performance and injunction. Georgetown and the signatories to this Agreement are fully authorized and have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform Georgetown’s obligations under this Agreement.

ARTICLE 14. GENERAL

14.1	Indemnification.

14.1.1

Company shall indemnify, defend, and hold harmless Georgetown and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (collectively, the “Indemnitees”), from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation of any kind or nature (including, without limitation, reasonable attorney fees and other costs and expenses of litigation) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability or other liability concerning any product, process, or service, made, used, or sold pursuant to any right or license granted under this Agreement. For the avoidance of doubt, Company’s indemnification obligations set forth in this Section 14.1.1 shall not include any indemnification for any Claims arising out of Georgetown’s non-exclusive licensees’ use of Patent Rights or Licensed Products pursuant to Section 3.2.

14.1.2

Company shall, at its own expense, provide attorneys reasonably acceptable to Georgetown to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

14.1.3

Georgetown will indemnify, defend and hold Company, its directors, staff, officers, employees, contractors, subcontractors and agents harmless against any and all third party claims for loss, damage, or injuries in connection with or arising out of Georgetown’s negligent acts or omissions with respect to Georgetown’s use of the Patent Rights or Licensed Products pursuant to Section 3.2, except in the case of research at Georgetown sponsored by the Company. Such indemnity shall include all costs and expenses, including attorney’s fees and any costs of settlement. The rights and obligations of this section shall survive termination or expiration of this Agreement.

14.2	Insurance.

14.2.1

Beginning at the time Licensed Product is first commercially distributed or Sold (other than for the purpose of obtaining regulatory approvals) by Company, a Sublicensee, or agent of Company, Company, its Affiliates or Sublicensees shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than five-million dollars ($5 million) per occurence and five-million dollars ($5 million) in the aggregate. During clinical trials of any such Licensed Product, Company, its Affiliates or Sublicensees shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Georgetown shall require which shall be not less than five-million dollar ($5 million) per occurence and five-million dollars ($5 million) in the aggregate, naming the Indemnitees as additional insureds. The

Company shall provide evidence of professional liability insurance covering the principal investigator.

14.2.2

Company (or its Affiliates or Sublicensees) shall provide Georgetown with written evidence of such insurance meeting the requirements of Section 14.2.1 upon request of Georgetown. Company shall provide Georgetown with written notice at least fifteen (15) days prior to the cancellation, renewal, or material change in such insurance.

14.2.3	Company, its Affiliates or Sublicensees shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during:

a.	the period that any Licensed Product is being commercially distributed or sold by Company, Sublicensee, or agent of Company; and

b.	a reasonable period after the period referred to in Section 14.2.3 (a), with reasonableness defined as the term necessary to exhaust all applicable statute of limitation.

Georgetown may periodically review the adequacy of the minimum limits of liability insurance specified in section 14.2.1 and Georgetown reserves the right to request Company, its Affiliates or Sublicensees to adjust the liability insurance coverages. The specified minimum insurance amounts do not constitute a limitation on Company’s, its Affiliates or Sublicensees’ obligation to indemnify Georgetown under this agreement.

14.2.4

Company’s insurance shall be primary coverage; any insurance Georgetown may purchase shall be excess and non-contributory. Company’s insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of the Agreement.

14.3

Other agreements. In the event Parties wish to transfer any material or data from one Party to the other Party related to Invention and/or Patent Rights, such transfer shall occur upon mutual consent of the Parties and upon execution of a separate agreement such as Data Transfer Agreement, Material Transfer Agreement or Sponsored Research Agreement, as the case may be. Any such agreement shall not conflict with the terms and conditions of this Agreement. Georgetown shall amend the Agreement to include such agreement as a Schedule to this Agreement.

14.4

Use of Name. Neither Party shall use the other Party’s name or insignia (or any adaptation of them), trademarks, or the name of any inventors in any advertising, promotional, or sales literature, press release or public communications without the prior written approval of the other Party. In the event that Company, Affiliate or an assignee terminates this Agreement, the Parties shall mutually agree on the rationale for such termination in the press release that Georgetown shall make on such termination.

14.5

Assignment. Except as otherwise provided in this Agreement, without the prior written approval of Georgetown, approval not to be unreasonably withheld, in each instance, neither this Agreement nor the rights granted hereunder shall be transferred nor assigned in whole or in part by Company to any Third Party whether voluntarily or involuntarily. Notwithstanding the foregoing, Company may assign this Agreement without the prior written consent of Georgetown in the event of a merger with a Third Party, in the event of an acquisition of Company by a Third Party, or in connection with the sale of substantially all of Company’s assets relating to this Agreement to a Third Party, provided such Third Party in each incident 1) has the financial ability to acquire or partner with Company and to operate Company following such acquisition; 2) assumes all obligations owed to Georgetown in this Agreement; 3) agrees to comply in all respects with the terms, conditions, and provisions of this Agreement, and provides prompt notice thereof including plans for continued development of and/or sales of Licensed Product, in any event not less than ten (10) business days prior to closing of an acquisition or sale transaction; and 4) is not involved in a legal proceeding and has not threatened any legal proceeding or made another against Georgetown. This Agreement shall be binding upon the respective successors, legal representatives, and assignees of Georgetown and Company. Any attempted assignment, transfer or delegation in breach of this provision will be deemed to be void and no effect.

14.6

Governing Law. All questions regarding patents and inventorship will be determined in accordance with U.S. Patent laws. In all other respects, the interpretation and application of the provisions of this Agreement shall be governed by the laws of Delaware without regard to its conflict of laws provisions.

14.7

Compliance with Laws. Company shall comply with all applicable United States and foreign laws and regulations with respect to the performance of its obligations under this Agreement and the development, marketing, and Sale of Licensed Products. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce and the International Traffic in Arms Regulations. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. Georgetown represents neither that a license will not be required nor that, if required, such a license will be issued. Company hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Company or Sublicensee, and that Company will defend and hold Georgetown harmless in the event of any legal action of any nature occasioned by such violation. Any costs associated with obtaining and/or maintaining export licenses will be borne by Company.

14.8

Notices. Any notices to be given hereunder shall be sufficient if signed by the Party (or Party’s attorney) giving same and either (a) delivered in person, or (b) mailed certified mail return receipt requested, or sent by overnight courier, such as Federal Express, or (c) e-mailed or faxed to other Party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event, to the addresses below. Notices delivered in person shall be deemed given on the date delivered; notices sent by fax shall be deemed given on the date faxed; notices mailed shall be deemed to be received on the third business day following the date postmarked on the envelope. Notices sent by overnight courier shall be deemed received the following Business Day.

If to Company:

Scott Glenn, President and CEO

Tokalas, Inc.

1737 Grand Avenue

Del Mar, CA 92014

If to Georgetown:

By courier:

Vice President

Office of Technology Commercialization

Georgetown University

Harris Building, Suite 1500

3300 Whitehaven St, NW

Washington, DC 20007

Fax: 202-687-3111

By United States Postal Service:

Vice President

Office of Technology Commercialization

Georgetown University

Box 571408

Washington, DC 20057-1408

By such notice either Party may change their address for future notices.

14.9

Severability. Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, such provision shall be considered severed from this Agreement. All other provisions, rights, and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

14.10

Dispute Resolution. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the Parties shall try to settle such conflict amicably between themselves. Subject to the limitation stated in the final sentence of this section, any such conflict which the Parties are unable to resolve promptly shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in the state of Maryland. The award through arbitration shall be final and binding. Either Party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either Party may, without recourse to arbitration, assert against the other Party a Third-Party claim or cross-claim in any action brought by a Third Party, to which the subject matter of this Agreement may be relevant.

14.11

Independent Contractors. It is expressly agreed that Georgetown and Company shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture, or agency. Neither Georgetown nor Company shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

14.12

Waiver. No provision of the Agreement shall be waived by any act, omission, or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. Such waiver shall not be deemed a waiver of any other right hereunder or of any other breach or failure by a Party whether of similar nature or otherwise.

14.13

Entire Agreement. This Agreement, the Confidential Disclosure Agreement between Georgetown and Windamere Venture Partners, LLC effective as of November 13, 2013, and the Confidential Disclosure Agreement between Georgetown and Company effective as of January 25, 2014 constitute the entire agreement between the Parties and neither Party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the Parties hereto in writing. All Confidential Information shared before the Effective Date shall be governed by the terms and conditions of the respective Confidentiality Disclosure Agreement. Any Confidential Information shared after the Effective Date of this Agreement shall be governed by the terms of Article 8 under this Agreement.

14.14

Force Majeure. No liability hereunder will result to a Party by reason of delay in performance caused by force majeure that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, earthquake, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

14.15

No Endorsement. By entering into this Agreement, Georgetown neither directly nor indirectly endorses any product or service provided, or to be provided by Company, whether directly or indirectly related to this Agreement. Company will not state or imply that this Agreement is an endorsement by Company or its employees.

14.16

Proprietary Rights. Company will not, by performance under this Agreement, obtain any ownership interest in Patent Rights or any other proprietary rights or information of Georgetown, its officers, inventors, employees, students, or agents.

14.17

Headings. The headings of the sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

14.18

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

GEORGETOWN UNIVERSITY

/s/ Claudia C. Stewart, Ph.D.
Claudia C. Stewart, Ph.D.
Vice President
Office of Technology Commercialization

03/26/2014
Date

TOKALAS, INC.

/s/ Scott L. Glenn
Scott L. Glenn
President, CEO

3/26/14
Date

SCHEDULE A: PATENT RIGHTS

[***]

SCHEDULE B: COMPANY’S DEVELOPMENT PLAN

TOKALAS DEVELOPMENT PLAN

FEBRUARY 2014

[***]

SCHEDULE C: MILESTONES

[***]

SCHEDULE D: MILESTONE PAYMENTS

Company shall make the following payments to Georgetown upon Company or Sublicensee achieving the milestones as set forth below.

[***]

SCHEDULE E: LOW AND MIDDLE INCOME ECONOMIES

Afghanistan	Libya

Albania	Macedonia, FYR

Algeria	Madagascar

American Samoa	Malawi

Angola	Malaysia

Argentina	Maldives

Armenia	Mali

Azerbaijan	Marshall Islands

Bangladesh	Mauritania

Belarus	Mauritius

Belize	Mexico

Benin	Micronesia, Fed. Sts.

Bhutan	Moldova

Bolivia	Mongolia

Bosnia and Herzegovina	Montenegro

Botswana	Morocco

Brazil	Mozambique

Bulgaria	Myanmar

Burkina Faso	Namibia

Burundi	Nepal

Cambodia	Nicaragua

Cameroon	Niger

Cape Verde	Nigeria

Central African Republic	Pakistan

Chad	Palau

China	Panama

Colombia	Papua New Guinea

Comoros	Paraguay

Congo, Dem. Rep.	Peru

Congo, Rep.	Philippines

Costa Rica	Romania

Cote d’Ivoire	Rwanda

Cuba	Samoa

Djibouti	Sao Tome and Principe

Dominica	Senegal

Dominican Republic	Serbia

Ecuador	Seychelles

Egypt, Arab Rep.	Sierra Leone

El Salvador	Solomon Islands

Eritrea	Somalia

Ethiopia	South Africa

Fiji	South Sudan

Gabon	Sri Lanka

Gambia, The	St. Lucia

Georgia	St. Vincent and the Grenadines

Ghana	Sudan

Grenada	Suriname

Guatemala	Swaziland

Guinea	Syrian Arab Republic

Guinea-Bissau	Tajikistan

Guyana	Tanzania

Haiti	Thailand

Honduras	Timor-Leste

Hungary	Togo

India	Tonga

Indonesia	Tunisia

Iran, Islamic Rep.	Turkey

Iraq	Turkmenistan

Jamaica	Tuvalu

Jordan	Uganda

Kazakhstan	Ukraine

Kenya	Uzbekistan

Kiribati	Vanuatu

Korea, Dem. Rep.	Venezuela, RB

Kosovo	Vietnam

Kyrgyz Republic	West Bank and Gaza

Lao PDR	Yemen, Rep.

Lebanon	Zambia

Lesotho	Zimbabwe

Liberia